Exhibit 99.1

        Vitesse Reports Results for First Quarter Fiscal 2004

    CAMARILLO, Calif.--(BUSINESS WIRE)--Jan. 22, 2004--Vitesse Semiconductor Corporation (Nasdaq:VTSS) ("Vitesse" or the "Company") today reported results for the first quarter of fiscal 2004 ended December 31, 2003. Revenues in the first quarter of fiscal 2004 were $50.3 million, compared to $35.7 million in the first quarter of fiscal 2003, and $42.8 million in the fourth quarter of fiscal 2003.
    On a generally accepted accounting principles (GAAP) basis, net loss for the first quarter of fiscal 2004 was $8.0 million or $0.04 loss per share compared to net loss of $11.0 million or $0.06 loss per share in the first quarter of fiscal 2003 and net loss of $36.0 million or $0.17 loss per share in the fourth quarter of fiscal 2003.
    Pro-forma net income for the first quarter of fiscal 2004 was $172,000 or $0.00 income per share, compared to pro-forma net loss of $9.6 million or $0.05 loss per share in the first quarter of fiscal 2003, and pro-forma net loss of $6.4 million or $0.03 loss per share in the prior quarter. Pro-forma net income for the first quarter of fiscal 2004 excludes the amortization of intangible assets, acquisition related deferred stock-based compensation, restructuring charges and income taxes.
    Vitesse's President and CEO, Lou Tomasetta, commented, "I am pleased to report that in the first quarter of fiscal 2004 we attained our near-term goal of achieving profitability on a pro-forma basis. We reached this milestone through a tremendous amount of hard work by our employees and some tough cost-cutting decisions we had to make during the past three years. We are very encouraged by signs of growth that we see in our end markets and we hope to continue the improvements to both top line revenues and profitability for the remainder of the year. During the quarter we grew revenues sequentially by over 17%, driven by strength in all of our focus areas. We continued to see the results of our cost reduction measures, as our pro-forma research and development and selling, general and administrative expenses declined by approximately $2.6 million from the prior quarter."
    "During the quarter we entered into a definitive agreement to acquire Cicada Semiconductor, a supplier of physical layer products for the Ethernet market. We are very excited about this acquisition as it doubles the available market for our LAN switch products as the market migrates to gigabit speeds."
    Dr. Tomasetta continued, "We expect that revenues will increase sequentially by approximately 10% in the second quarter of fiscal 2004. We are also forecasting our GAAP loss to be between $0.03 to $0.05 per share and our pro-forma net income to increase to $0.01 per share in the second quarter of fiscal 2004."
    The Company will hold a conference call on January 22, 2004 at 2:00 p.m. PST. A live web cast of the call will be available on Vitesse's Web site at www.vitesse.com. A replay of the web cast will be available on the Company's Web site after the call. Those without Internet access may listen to a live audio of the call by telephone by calling 1-888-201-8018 (United States and Canada) or 1-706-634-1300 (International). Conference name is "Vitesse Semiconductor Corporation". A replay of the telephone call will be available for seven days, beginning on January 22, 2004 at 5:00 p.m. PST. Dial-in for the telephone replay is 1-706-645-9291, conference ID number 4811813.

    About Vitesse

    Vitesse is a leading designer and manufacturer of innovative silicon solutions used in the networking, communications and storage industries worldwide. Vitesse works to specifically address the requirements of system designers and OEMs by providing high-performance, integrated products that are ideally suited for use in Enterprise, Access, Metro and Core applications. Additional company and product information is available at www.vitesse.com.

    Forward-Looking Statements

    This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our future operating results, the markets for our products and the impact of our acquisition of Cicada Semiconductor. Our actual results could differ materially from our forward looking statements for a variety of reasons, including among other things, failure of our markets to achieve expected growth, delays or cancellations of orders by our customers, competition in our markets, unexpected expenses or increased expenses associated with bringing new products to market and the discontinuation of certain operations, difficulties in bringing new products to market, costs associated with the integration of Cicada Semiconductor and other acquisitions, and possible future write-downs of assets. For a more complete discussion of the risks and uncertainties that may cause our actual results to differ materially from our forward looking statements, please read the reports we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2003.
    Vitesse provides pro-forma statements of operations data, revenue, net income and loss and net income and loss per share in this press release, as additional information regarding its operating results. The Company believes that the additional pro-forma information is useful to investors for the performance of financial analysis. Management uses this information internally to evaluate its operating performance and the measures are used for planning and forecasting of the Company's future periods. However, pro-forma information is not in accordance with, nor is it a substitute for, GAAP financial information. Please consult the reconciliation table immediately following the pro-forma Statement of Operations for a reconciliation of GAAP results to pro-forma results.



                   VITESSE SEMICONDUCTOR CORPORATION
                           FINANCIAL SUMMARY

Statement of Operations - GAAP basis
(in thousands except per share data)

                                       Three months ended
                           Dec 31, 2003   Dec 31, 2002   Sept 30, 2003

Revenues                     $ 50,312      $ 35,710        $ 42,791
Costs and expenses:
 Cost of revenues              17,869        16,176          17,515
 Engineering and development   25,721        26,158          30,208
 Selling, general and
  administrative               12,257        13,993          12,947
 Restructuring charge              86           ---           4,611
 In process research and
  development expense             ---           ---           3,000
 Amortization of intangible
  assets                        1,818           881           2,408
Loss from continuing operations,
 before other income & income
  taxes                        (7,439)      (21,498)        (27,898)
Other income (expense), net      (161)          699          (5,385)
Gain on extinguishment of debt    ---        16,550             ---
Loss from continuing operations
 before income taxes           (7,600)       (4,249)        (33,283)
Income tax expense                350           ---              60
Loss from continuing
 operations                    (7,950)       (4,249)        (33,343)
Loss from discontinued
 operations                       ---        (6,800)         (2,658)
Net loss                     $ (7,950)     $(11,049)       $(36,001)
Net loss per share -diluted:
 Continuing operations          (0.04)        (0.02)          (0.16)
 Discontinued operations          ---         (0.04)          (0.01)
Net loss per share -diluted: $  (0.04)     $  (0.06)       $  (0.17)
Weighted average shares
 - diluted                    213,563        200,250        208,722



Condensed Consolidated Balance Sheet Data - GAAP basis
(in thousands)
                                December 31, 2003   September 30, 2003
Assets:
Cash and investments                $ 226,973             $ 234,574
Accounts receivables, net              36,620                35,171
Inventories, net                       27,978                24,851
Prepaid expenses and other
 current assets                         6,377                 4,457
Property and equipment, net            92,152                92,541
Restricted long-term deposits          48,217                57,101
Goodwill and intangible assets        193,127               194,785
Other assets                           22,893                22,264
   Total assets                     $ 654,337             $ 665,744

Liabilities and Shareholders' Equity:
Accounts payable                    $   7,513             $  11,553
Accrued expenses and other
 current liabilities                   23,885                22,679
Accrued restructuring                  19,293                27,923
Accrued interest                        1,955                   257
Deferred gain                           8,449                 9,330
Income taxes payable                    2,365                 1,913
Other long-term liabilities             6,079                 9,259
Convertible debt, due March 2005      196,294               195,732
Minority interest                       1,655                 1,590
Shareholders' equity                  386,849               385,508
   Total liabilities and
    shareholders' equity            $ 654,337             $ 665,744



                   VITESSE SEMICONDUCTOR CORPORATION
                           FINANCIAL SUMMARY

Supplemental reconciliation of GAAP net loss to pro-forma net income (loss):

GAAP net loss                      $ (7,950)   $ (11,049)   $ (36,001)
 Adjustments to net loss:
  Amortization of goodwill and
   intangibles from acquisitions      1,818          881        2,408
  Amortization of deferred
   compensation                       5,916        5,547        8,522
  Other investment impairment charge    ---          ---        5,161
  Fixed asset impairment charge         ---          ---        3,143
  In process research and development
   charge                               ---          ---        3,000
  Restructuring charge                   86          ---        1,468
  Gain on extinguishment of debt        ---      (16,550)         ---
  Discontinued operations               ---        6,800        2,658
  Income taxes                          302        4,742        3,222
Pro-forma net income (loss)      $      172  $    (9,629) $    (6,419)

GAAP net loss per share-diluted  $    (0.04) $     (0.06) $     (0.17)
Adjustment to net loss per
 share-diluted                         0.04         0.01         0.14
Pro-forma net income (loss) per
 share-diluted                   $     0.00  $     (0.05) $     (0.03)

Weighted average shares-diluted     224,362      200,250      208,722


Pro Forma Statement of Operations   (unaudited)
(in thousands except per share data)

                                       Three months ended
                           Dec 31, 2003   Dec 31, 2002   Sept 30, 2003

Revenues                     $ 50,312      $ 35,710        $ 42,791
Costs and expenses:
 Cost of revenues              17,869        16,176          17,515
 Engineering and development   20,037        20,611          21,686
 Selling, general and
  administrative               12,025        13,993          12,947
Income (loss) from operations     381       (15,070)        (9,357)
Other income (expense), net      (161)          699           (224)
Income (loss) before income
 taxes                            220       (14,371)        (9,581)
Income tax expense (benefit)       48        (4,742)        (3,162)
Net income (loss)            $    172      $ (9,629)       $(6,419)
Weighted average shares
 - diluted                    224,362       200,250         208,722
Net income (loss) per share
 -diluted                    $   0.00      $  (0.05)       $  (0.03)

The pro-forma tax rate used for the three months ended December 31, 2003, and which the Company plans to use for the remainder of fiscal 2004, represents an expected long-term target rate based on various tax planning strategies that the Company has implemented in the past and plans to continue in the future. This rate also assumes a certain mix of foreign shipments based on historical and expected trends, which may result in a shifting of income to lower tax jurisdictions. The pro-forma tax rate does not take into account the various loss carryforwards, tax credits and reversal of the valuation allowance on the deferred tax assets which may result in a reduced GAAP tax rate. The GAAP tax rate as well as the Company's income tax liability are expected to be significantly lower then the pro-forma rate at least through fiscal 2005.


    CONTACT: Vitesse Semiconductor Corporation
             Eugene F. Hovanec, 805-388-3700